Articles of Merger

                                     of

                          Trinity Companies, Inc.


     Trinity Companies, Inc., a Utah corporation ("Trinity-Utah"), as the surviving corporation of the merger of Trinity Companies, Inc., an Oklahoma corporation ("Trinity-Oklahoma"), with and into Trinity-Utah, hereby adopts and files the following Articles of Merger pursuant to the provisions of
Section 16-10a-1105 of the Utah Revised Business Corporation Act (the
"Act"):


     1.   The Plan of Merger entitled "Agreement and Plan of
 Reorganization" (the "Plan") providing for the merger between Trinity-Utah and Trinity-Oklahoma is attached hereto as Exhibit A and incorporated herein by this reference.


     2. At the time shareholder approval was obtained, Trinity-Utah had outstanding 1,000 shares of Common Stock ("Trinity-Utah Common Stock").
The approval by a majority of the outstanding shares of Trinity-Utah Common Stock was necessary to approve the Plan, and unanimous approval of the Plan was obtained. Trinity-Oklahoma has outstanding 49,774 shares of common stock ("Trinity-Oklahoma Common Stock"). The approval by a majority of the outstanding shares of Trinity-Oklahoma Common Stock was necessary to approve the Plan, and 25,729 shares approved the Plan. Accordingly, the number of votes cast for the Plan by each voting group of each party to the Plan entitled to vote separately was sufficient for approval by that voting group.


     3. The principal office of Trinity-Utah is located at 2526 Durant Ave, 1st Floor, Berkeley, California 94704.


     4. The effective date of the merger is the filing date of these Articles of Merger, which date complies with the requirements of Section 16-10a-1104(5) of the Act.


     DATED:  June 20, 2002.

                              Trinity Companies, Inc., a Utah corporation:

                              ____________________________________________

                              By:
                              Name:_______________________________________

                              Its: _______________________________________


Attachment   Exhibit A:  Agreement and Plan of Reorganization

                                 EXHIBIT A
                    AGREEMENT AND PLAN OF REORGANIZATION